EXHIBIT 99.1

NEWS

Omega Protein Applauds New Federal Dietary Guidelines for Americans

HOUSTON, January 19, 2005 — Omega Protein Corporation (NYSE: OME), the world’s largest manufacturer of fish oils containing healthy, long-chain Omega-3 fatty acids rich in EPA (eicosapentaenoic acid) and DHA (docosahexaenoic acid), applauds the updated 2005 Dietary Guidelines for Americans released by the U.S. Department of Agriculture (USDA) and the U.S. Department of Health and Human Services (HHS) last week.

The 2005 Guidelines, like previous federal Guidelines, are based on current science and are designed to provide Americans with the best available information concerning diet and nutrition.

In September 2004, the U.S. Food and Drug Administration (FDA) announced that scientific evidence indicates that long-chain Omega-3 fatty acids containing both EPA and DHA may be beneficial in reducing coronary heart disease. Now, two additional science-based agencies – the USDA and HHS – have generated dietary guidelines that endorse long-chain Omega-3 fatty acids rich in EPA and DHA.

“The fact that EPA and DHA from fish are specifically identified as contributing to reduced risk of cardiovascular disease is extremely positive,” said Joe von Rosenberg, President and CEO of Omega Protein. “We believe that as consumer awareness grows about the positive health benefits of EPA and DHA, more consumers will demand the addition of long-chain Omega-3s to their foods and beverages.”

In addition to the heart health benefits, numerous clinical studies have linked the consumption of EPA and DHA to several other health benefits, such as treatment of arthritis and other inflammatory diseases, improvement of brain and eye functions, and the treatment of depression.

“We believe that Omega Protein is uniquely positioned to be at the forefront of the growing market for long-chain Omega-3s,” said von Rosenberg. “With our new Health and Science Center, completed in late 2004, we are the only fully integrated fish oil processing company in the United States that both directly conducts fishing operations and also manufactures highly refined EPA and DHA from these marine resources. We control the purity and quality of our product from harvesting all the way through manufacturing and shipment.”

Omega Protein manufactures OmegaPure®, an odorless, taste-free fish oil. OmegaPure®, which contains EPA and DHA long-chain Omega-3 fatty acids, has been approved by the FDA as Generally Recognized As Safe (GRAS) for inclusion in several food categories. Food manufacturers have already begun to use OmegaPure® as an ingredient in buttery spreads, liquid eggs, salad dressings and other functional foods.

ABOUT OmegaPure®

Taste-free, odorless OmegaPure® is approved by the United States Food and Drug Administration (FDA) as a direct GRAS (Generally Recognized As Safe) ingredient in a number of food categories, expanding the availability of essential long-chain Omega-3 fatty acids beyond fish and other seafood. OmegaPure® is refined from short-lived, surface-feeding menhaden. For people who are concerned about environmental contaminants in fish, OmegaPure® is highly refined, purified and safe. OmegaPure® is certified organic and kosher. For more information on OmegaPure® and long-chain Omega-3 fatty acids, please visit www.omegapure.com.

ABOUT OMEGA PROTEIN CORPORATION

Omega Protein Corporation (NYSE:OME) is the world’s largest manufacturer of heart-healthy fish oils containing long-chain Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts. For more information about Omega Protein, please visit www.omegaproteininc.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) Omega Protein’s expectations regarding demand for Omega-3 fatty acids proving to be incorrect; (2) purchasers utilizing Omega-3 sources other than OmegaPure®; and (3) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control. These and other factors are described in further detail in Omega Protein’s filings with the Securities and Exchange Commission, including its 2003 Annual Report on Form 10-K under the heading “Risk Factors and Significant Factors That May Affect Forward-Looking Statements.”

Media Contacts:	Robert W. Stockton, Omega Protein Corporation
(713) 623-0060
hq@omegahouston.com